10600 North De Anza Blvd. 408.446.0700
Suite 200 Facsimile 408.446.0583
Cupertino, CA 95014-2075 www sobrato.com

SOBRATO

DEVELOPMENT COMPANIES

FIRST AMENDMENT TO LEASE

Building 2 - 2211 Bridgepointe Parkway, San Mateo

This first amendment to lease (`Amendment') is made this 11th day of June, 1999 (the "Effective Date") by and between SOBRATO INTERESTS III, a California limited partnership having an address at I0600 N. De Anza Blvd Suite 200, Cupertino, California 95014 ("Landlord") and SIEBEL SYSTEMS, INC., a Delaware corporation having its principal place of business at 1855 South Grant Street, San Mateo, California 94402 ("Tenant").

WITNESSETH

WHEREAS Landlord and Tenant entered to a lease dated March 11, 1999, (the "Lease") for a building to be constructed at 2211 Bridgepointe Parkway in the location labeled as Building 2 on Exhibit "A" attached hereto ("Premises"); and

WHEREAS Landlord and Tenant are concurrently entering to a lease for Building 3 (the "Building 3 Lease"), the parties desire to eliminate the option to lease Building 3 contained in the Lease; and

WHEREAS Landlord and Tenant wish to modify the security deposit provisions to provide for individual letters of credit for this Lease, the Building 1 Lease and the Building 3 Lease;

NOW, THEREFORE, in order to effect the intent of the parties as set forth above and for good and valuable consideration exchanged between the parties, the Lease is a ended as of the Effective Date as follows

1. The first sentence of Section 4.A is modified to provide that the Lease Term shall be automatically extended so as to be coterminous with the Expiration Date of the Building 3 Lease. Rent during such extended term shall be at the Base Monthly Rent in effect immediately prior to such extended term.

2. Section 4.B.ii is modified by adding "for Building 1" after "Commencement Date" in the only sentence of this section.

3. Section 4.D is replaced in its entirety by the following:

Security Deposit

(i) Amount: Tenant has deposited with Landlord a letter of credit (`Letter of Credit") in a form reasonably acceptable to Landlord in the amount of Eight Million Four Hundred Thousand Dollars ($8,400,000.00) to secure Tenant's obligation to complete Tennant Improvements in the
Building. Upon Landlord's receipt of evidence reasonably satisfactory to Landlord of lien free completion of the Tenant Improvements and that Tenant has fully paid for the cost of all Tenant Improvements for the Building, the Letter of Credit shall be cancelled and returned to Tenant by Landlord. Notwithstanding the foregoing, in the event Tenant elects to defer construction on a portion of the non-core Tenant Improvements in the Building (as provided further and restricted in Section 5.B), Landlord shall not require Tenant to continue to post the Letter of Credit after payment in full for all other Tenant Improvements associated with the Building.

(ii) Use by Landlord: Landlord shall be entitled to draw against the full amount of the Letter of Credit at any time provided only that Landlord certifies to the issuer of the Letter of Credit that Tenant has failed to make a payment for Tenant Improvement costs as provided in 5.F, that Tenant has failed to timely renew or extend the Letter of Credit as required by this subsection (ii), or that Tenant has failed to amend the Letter of Credit or obtain a new Letter of Credit as required by this subsection (ii) and such failure has not been cured within ten (10) days following Landlord's notice to Tenant. Tenant shall keep the Letter of Credit in effect at all times prior to payment in full for the Tenant Improvements for the Building. At least sixty (60) days prior to expiration of any Letter of Credit, the term thereof shall be renewed or extended for a period until Tenant has paid in full for the Tenant Improvements for the Building. Subject to the notice requirement and cure period provided herein, Tenant's failure to so renew or extend the Letter of Credit shall be a material default of this Lease by Tenant entitling Landlord to draw down on the entire amount of the Letter of Credit. Any amounts drawn on the Letter of Credit shall be used to pay for the cost of the Tenant Improvements. In the event the Letter of Credit is drawn by Landlord, and the proceeds used to pay for the completion of the Tenant Improvements in the Building, after Landlord's completion of the Tenant Improvements in the Building, Landlord shall refund to Tenant any excess proceeds from the Letter of Credit. In the event of termination of Landlord's interest in this Lease, Landlord may deliver the Letter of Credit to Landlord's successor in interest in the Premises and thereupon be relieved of further responsibility with respect to the Letter of Credit. Except as provided herein, no other security deposit shall be required by Tenant.

(iii) Letter of Credit Fee: Landlord and Tenant agree to share equally in the fee charged to provide the Letter of Credit. In no event, however, shall Landlord's share of the fee exceed the sum of Forty Two Thousand Dollars ($42,000.00) per annum.

4. The seventh through the ninth sentences of Section 5.A beginning "Landlord shall contract for the installation" shall be replaced in its entirety by "Landlord's affiliated construction company, Sobrato Construction Corporation shall act as the general contractor for the Building Shell and shall begin construction of the Building Shell immediately following the Effective Date. Upon completion of the Tenant Improvement Plans, Landlord and Tenant shall select a general contractor ("General Contractor") on the basis of a competitive bid of the cost to construct the Tenant Improvements. Thereafter, Landlord shall cause the General Contractor to complete construction of the Tenant Improvements. Landlord and Sobrato Construction shall use commercially reasonable efforts to ensure effective coordination between the General Contractor selected to construct the Tenant Improvements and Sobrato Construction Corporation."

5. The first sentence of Section 5.J is replaced by "Sobrato Construction Corporation and General Contractor shall each procure (as a cost of the Building Shell or the Tenant Improvements as applicable) a "Broad Form" liability insurance policies in the amount of Three Million Dollars ($3,000,000.00)."

6. The first three sentences of Section 5.K are replaced by "After the Building Shell and Tenant Improvements are Substantially Complete, Landlord shall cause Sobrato Construction Corporation and/or the General Contractor to immediately correct any construction defect or other "punch list" item which Tenant brings to Landlord's attention. All such work shall be performed so as to reasonably minimize the interruption to Tenant and its activities on the Premises. Sobrato Construction Corporation shall provide a standard contractor's warranty with respect to the Building Shell for one (1) year from the Commencement Date. The General Contractor shall provide a standard contractor's warranty with respect to the Tenant Improvements for one (1) year from the Commencement Date."

7. Section 19 regarding Tenant's option to lease Building 3 is deleted and no longer applicable due to Tenant's concurrent execution of the Building 3 Lease.

8. All defined terms shall have the same meanings as in the Lease, except as otherwise stated this Amendment.

9. Except as hereby amended, the Lease and all of the terms, covenants and conditions thereof shall remain unmodified and in full force and effect. In the event of any conflict or inconsistency between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto have set their hands to this Amendment as of the day and date first above written.

Landlord Sobrato Interests III, a California limited partnership By:/s/ Its: General Partner	Tenant Siebel Systems, Inc. a Delaware Corporation By:/s/ Its: Director, Legal Affairs

10600 North De Anza Blvd. 408.446.0700
Suite 200 Facsimile: 408.446.0583
Cupertino CA 95014-2075 www.sobrato.com

SOBRATO

DEVELOPMENT COMPANIES

SECOND AMENDMENT TO LEASE

This second amendment to lease ("Amendment") is made this 31ST day of July, 2000 ("Effective Date") by and between Sobrato Interests III, a California limited partnership having an address at 10600 N. De Anza Blvd, Suite 200, Cupertino, California 95014 ("Landlord") and Siebel Systems, Inc., a Delaware corporation having its principal place of business at 1855 South Grant Street, San Mateo, CA 94402 California ("Tenant").

WITNESSETH

WHEREAS Landlord and Tenant entered into a lease dated March 11, 1999, and a First Amendment to Lease dated June 11, 1999 (the "Lease") for the premises ("Premises") located at 2211 Bridgepointe Parkway, San Mateo, California; and

WHEREAS Landlord and Tenant wish to memorialize the Lease Commencement date.

NOW, THEREFORE, in order to effect the intent of the parties as se forth above and for good and valuable consideration exchanged between the parties, the Lease is amended as of the Effective Date as follows:

1. The Lease Commencement date shall be May 22, 2000

2. All defined terms shall have the same meanings as in the Lease, except as otherwise stated in this Amendment.

3. Except as hereby amended, the Lease and all of the terms, covenants and conditions thereof shall remain unmodified and in full force and effect. In the event of any conflict or inconsistency between the terms and provisions of this First Amendment and the terms and provisions of the Lease, the terms and provisions of this First Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto have set their hands to this Amendment as of the day and date first above written

Landlord Sobrato Interests III, a California limited partnership By:/s/ Its: General Partner	Tenant Siebel Systems, Inc. a Delaware Corporation By:/s/ Its: Vice President, Facilities & Real Estate